CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-54303, 333-03045, 333-30995, 333-63105, 333-41370, 333-90022, 333-127993, 333-159151, 333-189162, 333-189781, 333-227325 and 333-227326 on Form S-8 of our report dated March 18, 2019, relating to the consolidated financial statements of Harte Hanks, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Harte Hanks, Inc.’s adoption of a new accounting standard) and of our report dated March 18, 2019, relating to internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Harte Hanks Inc.’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Harte Hanks Inc. for the year ended December 31, 2018.
/s/ DELOITTE & TOUCHE LLP
San Antonio, Texas
March 18, 2019